DLA Piper LLP (US) One Atlantic Center 1201 West Peachtree Street Suite 2900 Atlanta, Georgia 30309-3449 www.dlapiper.com Terrence O. Davis terrence.davis@us.dlapiper.com T 404.736.7802 F 404.682.7863

September 22, 2026

Cantor Fitzgerald Energy Fund

110 E. 59th Street
New York, NY 10022

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 3 to the Registration Statement, 1933 Act File No. 333-282843 and 1940 Act File No. 811-24015 (the “Registration Statement”), of Cantor Fitzgerald Infrastructure Fund (the “Trust”).

We have examined a copy of the Trust’s Certificate of Trust, Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 3 is effective for purposes of applicable federal and state securities laws, the shares of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Trust, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 3 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)